Exhibit 99.1



          UNION TEXAS PETROLEUM
              (LETTERHEAD)

NEWS RELEASE

Contact:  Carol L. Cox
           (713) 968-2714

     UNION TEXAS PETROLEUM NAMES JOHN WHITMIRE
              AS NEW CHAIRMAN AND CEO

    Phillips Petroleum Executive Vice President
      To Join Independent Oil and Gas Company

     Houston, December 15, 1995 -- The Board of Directors of Union Texas Petroleum Holdings, Inc. (NYSE: UTH) today announced that Mr. John L. Whitmire, currently
Executive Vice President - Exploration and Production of
Phillips Petroleum Co., has been elected Chairman and Chief Executive Officer of Union Texas, effective
January 9, 1996.

     Mr. Whitmire has announced his retirement from Phillips, effective January 8, 1996. Mr. Whitmire will succeed Mr. A. Clark Johnson, who is retiring at age 65.
Mr. Johnson has served as Chairman and Chief Executive
Officer of Union Texas for 11 years.

     Mr. Whitmire, age 55, has over 30 years experience in the international oil and gas industry. During his career with Phillips, he has held senior management positions in the company's worldwide exploration and production operations and worked overseas at Phillips' operations in the United Kingdom and Norway. Mr.
Whitmire is currently a member of Phillips' Board of Directors.

     "I am excited about this opportunity to lead Union
Texas Petroleum," said Mr. Whitmire. "Union Texas has earned a fine reputation in the international petroleum industry, and I am delighted to be associated with the company. Union Texas is known for its excellent strengths, including its strong financial position, interests in world class-sized ventures in the U.K. North
Sea and Indonesia, a profitable petrochemical business in Louisiana and talented, dedicated employees. I look forward to working with the Union Texas organization as we seek to continue to build value for shareholders."

     Speaking for the Union Texas Board of Directors,
Director Michael W. Michelson, who served as Chairman of the Board's succession committee, said, "We are delighted to have John join Union Texas. He has a proven track record in the international petroleum industry and brings a wealth of knowledge and experience to Union Texas."

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     Mr. Michelson said, "We all appreciate the
significant contributions that Clark Johnson has made to Union Texas during his 27 years of service. Under
Clark's leadership, Union Texas achieved numerous important milestones, including the company's public stock offerings, expansion of its international oil and gas operations and the continued strong performance from its petrochemical business."

     Mr. Whitmire began his career with Phillips in 1964 as a Production Engineer following his graduation from New
Mexico State University with a bachelor's degree in mechanical engineering. At Phillips, Mr. Whitmire worked in a number of operations areas, including drilling, reservoir engineering, production and liquefied natural gas (LNG) processing. Mr. Whitmire's career at Phillips included overseas assignments in the United Kingdom and Norway, where he managed the company's Norway oil and gas operations. Mr. Whitmire has also overseen Phillips' exploration activities in North America, including the Gulf of Mexico. In his current position as Executive Vice
President-Exploration and Production which he assumed in January 1994, he is responsible for Phillips' worldwide exploration and production operations, acquisitions, and corporate planning.

     Mr. Whitmire serves on the boards of the American
Petroleum Institute and the Mechanical Engineering Academy of New Mexico State University. He and his wife Virginia have three children.

     Headquartered in Houston, Union Texas Petroleum is one of the largest independent oil and gas companies based in the United States. The company explores for and produces oil and gas in the U.K. North Sea, Indonesia and Pakistan and also has exploration programs in several areas, including Alaska. Union Texas' petrochemical interests are situated in Louisiana, including an ethylene plant near
Baton Rouge. The company's principal offices outside of Houston are located in London; Jakarta, Indonesia; Karachi,
Pakistan; and Geismar, Louisiana. Union Texas, which has approximately 1,000 employees worldwide, will celebrate its 100th anniversary in January 1996.

                                # # #

Note to Editors and Reporters: More biographical information and a photograph of Mr. Whitmire are available by contacting
Carol Cox at Union Texas Petroleum at (713) 968-2714.